2550 Garcia Avenue
Mountain View, CA 94043

650-944-3840
intuit.com

March 2, 2022
U.S. Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

Subject: Intuit Inc.

To whom it may concern:
This opinion is provided in connection with a Post-Effective Amendment No. 1 to Form S-8 (the “Post-Effective Amendment”) being filed by Intuit Inc. (the “Company”) on or about March 1, 2022. The Post-Effective Amendment relates to a Registration Statement on Form S-8 filed on December 3, 2020 (Registration No. 333-251096) (the “Registration Statement”), registering the offer and sale of up to 4,298,127 shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), under the Credit Karma, Inc. 2015 Equity Incentive Plan (as amended, the “Credit Karma Plan”).
Pursuant to the terms of the Company’s Amended and Restated 2005 Equity Incentive Plan, as adopted on December 10, 2004 and amended on December 19, 2005, December 18, 2006, December 17, 2007, December 17, 2008, December 15, 2009, January 19, 2011, January 24, 2014, January 20, 2017 and October 20, 2021 (the “2005 Plan”), up to 3,366,512 shares of Common Stock (the “Rollover Shares”) that are or shall become issuable under the 2005 Plan per the terms of such plan are covered by the Registration Statement, including: (i) any shares of Common Stock that remained available for grant under the Credit Karma Plan as of January 20, 2022; and (ii) any shares of Common Stock subject to outstanding awards under the Credit Karma Plan as of January 20, 2022 that on or after January 20, 2022 are forfeited, expire or are settled in cash or that are tendered or withheld in order to satisfy tax withholding liabilities (other than with respect to stock options or stock appreciation rights).
For purposes of this opinion, I have examined copies of (i) the Post-Effective Amendment, (ii) the Company’s Certificate of Incorporation, as amended to date, (iii) the Company’s Bylaws, as amended to date, (iv) the 2005 Plan, (v) the Registration Statement, and (vi) resolutions of the Board of Directors of the Company (the “Board”) and the Compensation and Organizational Development Committee of the Board and records of the Annual Meeting of Stockholders of the Company relating to adoption and approval of the 2005 Plan. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the 2005 Plan for a purchase price of not less than $0.01 per share.
Based upon and subject to the foregoing and the effectiveness of the Post-Effective Amendment and the 2005 Plan, I am of the opinion that the Rollover Shares that may be issued by the Company pursuant to the 2005 Plan, when duly issued and paid for in accordance with the 2005 Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment, and I further consent to the use of my name in the Post-Effective Amendment. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ KERRY J. MCLEAN
Kerry J. McLean
Executive Vice President, General Counsel and Corporate Secretary
Intuit Inc.

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